EXHIBIT (10)(a)
Consent of Counsel
[Sutherland Asbill & Brennan LLP]
April 13, 2010
Board of Directors
Merrill Lynch Life Insurance Company
Merrill Lynch Life Variable Annuity Separate Account D
4333 Edgewood Road, NE
Cedar Rapids, IA. 52499-0001

RE:	Merrill Lynch Life Variable Annuity Separate Account D Merrill Lynch Investor Choice AnnuitySM (IRA Series) File No. 333-119364/811-21127
Gentlemen:
     We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus contained in Post-Effective Amendment No. 12 to the Registration Statement to Form N-4 (File No. 333-119364) of the Merrill Lynch Life Variable Annuity Separate Account D filed by Merrill Lynch Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, Sutherland Asbill & Brennan LLP
By:	/s/ Mary Thornton Payne
Mary Thornton Payne